Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-231510

August 11, 2020

PUBLIC STORAGE

8,000,000 DEPOSITARY SHARES

EACH REPRESENTING 1/1000 OF A 4.125% CUMULATIVE

PREFERRED SHARE OF BENEFICIAL INTEREST, SERIES M

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	Depositary Shares Each Representing 1/1000 of a 4.125% Cumulative Preferred Share of Beneficial Interest, Series M

Size:	8,000,000 depositary shares

Over-allotment Option:	1,200,000 depositary shares at $25.00 per depositary share

Type of Security:	SEC Registered—Registration Statement No. 333-231510

Public Offering Price:	$25.00 per depositary share; $200,000,000 total (not including over-allotment option)

Underwriting Discounts:	$0.7875 per share for Retail Orders; $0.00 total; and $0.50 per share for Institutional Orders; $4,000,000 total

Proceeds to the Company, before expenses:	$196,000,000 total (not including over-allotment option)

Estimated Company Expenses:	$550,000, other than the underwriting discounts

Joint Book-Running Managers:	BofA Securities, Inc.
Morgan Stanley & Co. LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Underwriting:

Number of Firm Shares
BofA Securities, Inc.	2,000,000
Morgan Stanley & Co. LLC	2,000,000
UBS Securities LLC	2,000,000
Wells Fargo Securities, LLC	2,000,000

Total	8,000,000

Distribution Rights:	4.125% of the liquidation preference per annum; Distributions begin on December 31, 2020 (prorated from the settlement date)

Redemption:	The depositary shares may not be redeemed until on or after August 14, 2025, except in order to preserve our status as a real estate investment trust.

Trade Date:	August 11, 2020

Settlement Date:	August 14, 2020 (T+3)

Selling Concession:	$0.50/depositary share for Retail Orders; $0.30/depositary share for Institutional Orders

Reallowance to other dealers:	$0.45/depositary share for Retail Orders

CUSIP Number:	74460W 537

ISIN Number:	US74460W5379

The Issuer has filed a registration statement (including a prospectus with the SEC) and prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or prospectus supplement if you request it by calling or emailing (i) BofA Securities, Inc. toll-free 1-800-294-1322 or dg.prospectus_requests@bofa.com; (ii) Morgan Stanley & Co. LLC toll-free 1-866-718-1649; (iii) UBS Securities LLC toll-free 1-888-827-7275; or (iv) Wells Fargo Securities, LLC toll-free 1-800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

2